EXHIBIT 5

May 12, 2008

Board of Directors

Forbes Energy Services LLC

Forbes Energy Capital Inc.

3000 South Business Highway 281

Alice, Texas 78332

Members of the Board of Directors:

We have acted as counsel to Forbes Energy Services LLC, a Delaware limited liability company (the “Company”), and Forbes Energy Capital Inc., a Delaware corporation (together with the Company, the “Issuers”), and certain of the Company’s subsidiaries in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission on May 12, 2008 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) $205 million aggregate principal amount of 11% Senior Secured Exchange Notes due 2015 of the Company (the “Exchange Notes”) to be offered and issued by the Company under an Indenture (the “Indenture”) dated as of February 12, 2008 by and among the Issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as Trustee, and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors of the Exchange Notes (the “Subsidiary Guarantors”).

We have examined the Indenture, the form of global Exchange Note issued under the Indenture and such statutes, corporate and limited liability company records and documents of the Issuers and of the Subsidiary Guarantors, certificates of corporate and limited liability company officials of the Issuers and each of the Subsidiary Guarantors and of public officials and such other instruments and documents as we have deemed necessary or appropriate for the purposes of the opinions expressed herein.

Based upon the foregoing and subject to the qualifications, assumptions and other statements set forth herein, we are of the opinion that (i) upon issuance thereof in the manner described in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations, enforceable against the Issuers and the Subsidiary Guarantors in accordance with their terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, moratorium, reorganization and other similar laws of general application affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (ii) the Guarantees of each of the Subsidiary Guarantors will constitute valid and legally binding obligations, enforceable against the Issuers and the Subsidiary Guarantors in accordance with their terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, moratorium, reorganization and other similar laws of general application affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

The opinion expressed above assumes that the Exchange Notes issued under the Indenture have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon exchange for the 11% Senior Secured Initial Notes due 2015 as provided for therein.

Except as otherwise stated below, the opinions expressed herein are based upon, and limited to, the laws of the state of New York. We do not undertake to provide any opinion as to any matter or to advise any person with respect to any events or changes occurring subsequent to the date of this letter.

The opinions expressed in this letter are provided as legal opinions only and not as any guaranties or warranties of the matters discussed herein, and such opinions are strictly limited to the matters stated herein, and no other opinions may be implied.

We are aware that we are referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

WINSTEAD PC

/s/ WINSTEAD PC